German American Bancorp Announces Subscription to Purchase Stock in Symphony Bancorp, Indianapolis, In.

Jasper, Indiana --April 25, 2005--German American Bancorp (NASDAQ:GABC), has announced that it has subscribed to purchase stock that will represent 9.7% of the common stock of Symphony Bancorp, a proposed bank holding company for Symphony Bank (a proposed new bank in organization) for a total purchase price of $1,485,000, subject to regulatory approval and the completion of the new bank's organization.

Symphony Bank is a proposed full service commercial bank opening later this year that will provide community banking for businesses and consumers in the Hamilton County and Northern Indianapolis, Indiana markets.

Mark A. Schroeder, President and CEO of German American, stated, "Our investment in Symphony Bank is indicative of our continuing belief in and commitment to the viability of the concept of community banking. Symphony's proposed business model, which very closely mirrors that of German American, is to operate as a local, full-service commercial bank emphasizing prompt, personalized customer service to their customer base located in the southern half of Hamilton County, Indiana, including Carmel, and the northern part of Marion County, Indiana, including northern Indianapolis."

Schroeder continued, "Through this association with Symphony Bancorp, German American will have a vehicle through which we can participate, in cooperation with Symphony, in loan opportunities in a market that certainly has a very vibrant economic base. Hamilton County, which is directly north of Indianapolis, ranks among the highest counties in the U.S. by income making it a very attractive market for a well-managed community bank. We look forward to working with the exceptional management team in place at Symphony Bank as they serve the needs of their customers and, by doing so, enhancing shareholder value for both Symphony Bancorp and German American Bancorp."

As a part of its agreement with Symphony Bancorp, German American expects (subject to regulatory approval) that it will be represented on Symphony Bank's Board of Directors. German American has indicated it intends to designate its Secretary/Treasurer, Kenneth L. Sendelweck, to that seat.

Steven A. Tolen, President and Chief Executive Officer of Symphony Bancorp, made the following comments regarding German American's investment in the Bank, "We are very excited with German American Bancorp's decision to invest in our organization. This investment demonstrates confidence in our people, our business plan, and our marketplace. Symphony Bancorp is pleased German American's executive team, and in particular Ken Sendelweck, the president of German American Bancorp's lead affiliate bank and the chairman of their separately chartered trust and investment advisory subsidiary, has made itself available for collaboration. We believe this will supplement tremendously the experience and skill sets of our founding directors and organizers."

The investment in Symphony Bancorp represents the third in a series of similarly structured investments that German American has made in new or recent start-up community-based banks located in the larger metropolitan markets adjacent to German American's existing Southwestern Indiana geographic market area. German American in the third quarter of 2004 completed an investment in 9.9% of the common stock of the Bank of Evansville of Evansville, Indiana. In February 2005, it announced that it had subscribed (subject to regulatory approval and the completion of that bank's organization) to purchase common stock representing 9.0% of Eclipse Bank, Inc. (in organization), a proposed new bank located in the Louisville and St. Matthews, Kentucky markets.

German American Bancorp is a financial services holding company based in Jasper, Indiana. The Company's Common Stock is traded on NASDAQ's National Market System under the symbol GABC. The Company operates five affiliated community banks with 26 retail banking offices in the eight contiguous Southwestern Indiana counties of Daviess, Dubois, Gibson, Knox, Martin, Perry, Pike, and Spencer, Indiana. The Company also operates German American Financial Advisors & Trust Company, a trust, brokerage and financial planning subsidiary operating from the banking offices of the bank subsidiaries and German American Insurance, Inc., a full-line property and casualty insurance subsidiary with five independent insurance offices throughout its market area. The Company's lines of business include retail and commercial banking, mortgage banking, comprehensive wealth management, full service brokerage and trust administration, title insurance, and a full range of personal and corporate insurance products.